UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2024

Lakeland Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1525 Perimeter Parkway, Suite 325 Huntsville, AL 35806

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (256) 350-3873

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	LAKE	NASDAQ Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Acquisition of the fire and rescue business of LHD Group

On April 2, 2024, Lakeland Global Safety, Ltd. (“Lakeland Global”), a wholly-owned subsidiary of Lakeland Industries, Inc. (the “Company”), entered into a Share Sale and Purchase Agreement (the “Purchase Agreement”), by and between Kantaras Investments Pte. Ltd., Lakeland Global, and the Company, pursuant to which Lakeland Global acquired all of the shares of the fire and rescue business of LHD Group Deutschland GmbH, LHD Group Australia Pty Ltd and LHD Group Hong Kong Ltd., wholly-owned entities of Kantaras Investments Pte. Ltd. (collectively, the “LHD Group”) for a purchase price of EUR 15,400,000.00 (approximately USD $16.7 million), subject to post-closing adjustments and customary holdback provisions. The LHD Group is a leader in firefighter turnout gear, accessories, and Total Care services, including laundry, repair, and maintenance. The transaction was funded through the Company’s credit facility.

The acquisition is expected to close in May subject to the satisfaction of customary closing conditions, including receipt of regulatory approvals.

Amendment to Credit Agreement

On March 28, 2024, the Company entered into Amendment No. 4 to Loan Agreement by and between Bank of America, N.A. (the “Lender”) and the Company (the “Fourth Amendment”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Fourth Amendment.

Pursuant to the Fourth Amendment, the Lender and the Company agreed to, among other things, (i) extend the expiration date of the credit facility to March 28, 2029, (ii) increase the availability under the revolving credit facility to $40.0 million with an accordion feature providing for the potential funding of an additional $10.0 million, (iii) remove the borrowing base component of the credit facility; and (iv) modify the interest rate based on Daily SOFR plus the Applicable Rate. The Applicable Rate is based upon a Funded Debt to EBITDA Ratio and includes four (4) different levels constituting a SOFR margin range from 1.25% to 2.00%.

In addition, the Fourth Amendment (i) modified the Funded Debt to EBITDA Ratio covenant so as not to exceed 3.5x (with step-downs to 3.25 and 3.0 in 2025 and 2026), (ii) modified the Basic Fixed Charge Coverage Ratio covenant to a minimum of 1.20x, (iii) includes a springing Asset Coverage Ratio covenant of at least 1.10x, but only to the extent that the maximum Total Leverage Ratio exceeds 3.00x at any reporting period, (iv) increases the sublimit for letters of credit to $10.0 million, and (v) imposes a floor to Daily SOFR of one percent (1.00%). The Fourth Amendment provides for additional indebtedness or the assumption of existing indebtedness for acquisitions of foreign subsidiaries (not to exceed $10.0 million in USD) and increased the size of Permitted Acquisitions, without prior approval from the Lender, to $17.5 million per occurrence and $35.0 million in the aggregate.

The Fourth Amendment also provided for the reaffirmation of representations, warranties and covenants under the Loan Agreement as are customary in connection with similar amendments of credit documents.

The above descriptions of the Purchase Agreement and the Fourth Amendment are summaries and are not complete.  They are qualified in their entirety by reference to the Purchase Agreement and the Fourth Amendment, which will be filed by the Company with the Company’s Quarterly Report on Form 10-Q for the quarter ending April 30, 2024.

Item 7.01. Regulation FD Disclosure.

On April 2, 2024, the Company issued a press release, attached hereto as Exhibit 99.1, announcing the entry into the Purchase Agreement.

The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

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Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated April 2, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

/s/Roger D. Shannon
Roger D. Shannon Chief Financial Officer

Date: April 2, 2024

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